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                                                                  Exhibit 23.1



             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendement No. 3 to the Registration Statement (Form S-3) and related Prospectus of Autodesk, Inc. for the registration of 3,450,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 1998, (except for the second paragraph of Note 1, as to which the date is January 25, 1999) with respect to the consolidated financial statements of Autodesk, Inc. incorporated by reference in its Annual Report (Form 10-K/A) for the year ended January 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

San Jose, California
March 9, 1999